Exhibit 99

CONVERGYS NEWS RELEASE

Convergys Reports Second Quarter Results; Customer Management

Operating Income Up 90 Percent; Charges Related to Two HR

Management Contracts; Strong Free Cash Flow; Improved Liquidity

(Cincinnati; July 30, 2009) — Convergys Corporation (NYSE: CVG), a global leader in relationship management, today announced its financial results for the second quarter of 2009, including strong free cash flow, significantly improved liquidity, year-over-year improvement in Customer Management operations, and sequential improvement in Information Management operations. Second quarter results also include charges of $121 million associated with the two remaining HR Management implementations. These charges principally relate to one client that delayed go-live on the next phase of implementation.

Second Quarter Highlights

•	Strong free cash flow of $103 million compared with negative $6 million in the prior year period.

•

Cash balance increased to $336 million, after retiring $55 million of Senior Notes, compared with $278 at the end of the 2009 first quarter; also established a new $125 million accounts receivable securitization facility which remains undrawn.

•

Non-GAAP operating income was $50 million, a 5 percent increase compared with the prior year period, excluding implementation-related and asset impairment charges of $121 million associated with two HR Management contracts; GAAP operating loss of $71 million in the second quarter.

•	Non-GAAP net income was $35 million, or $0.28 per diluted share, excluding the HR Management-related charges; GAAP net loss of $61 million, or $0.50 per diluted share, in the second quarter.

•	Customer Management revenue was up 5 percent, operating income was up 90 percent, and operating margin improved 340 basis points compared with the prior year period.

“We delivered very strong free cash flow and significantly improved our liquidity position in a challenging economic environment,” said David Dougherty, President and CEO of Convergys. “I’m particularly pleased with the improvement in Customer Management and the sequential improvement in Information Management. Customer Management operating performance improved despite call volume softness with some existing clients. Information Management grew revenues sequentially, maintained double-digit margins, and continued to build the pipeline for its existing and new applications. However, the impact of the charges related to the remaining two HR Management implementations was significant.”

Dougherty continued, “Most of the charges in HR Management relate to one client that delayed go-live on the next phase of implementation beyond what we expected. We’re negotiating with both clients to reach mutually acceptable plans and financial outcomes and we’ve taken actions to reduce costs.”

Second Quarter Performance

HR Management-Related Charges – Second quarter 2009 charges of $121 million associated with two HR Management contracts principally reflect the following:

•

The decision by one client to delay go-live with the next phase of implementation on the expected schedule. Convergys is negotiating with the client to enable the parties to accomplish the project objectives while meeting the financial requirements of both parties and has taken actions to reduce the rate of spend.

•

A charge related to the other client implementation, as Convergys is actively negotiating and has made a proposal to the client that changes scope and eliminates future implementation cost. Convergys would continue to provide ongoing HR services for select geographies.

The HR Management-related charges include: $88 million reported as cost of goods sold relating to excess implementation costs that were expensed rather than capitalized in accordance with Convergys’ accounting policy, and anticipated costs to restructure a contract; and $33 million recorded as asset impairment representing impairment of previously deferred costs related to contracts the company anticipates restructuring.

Cash to be spent in future quarters associated with the HR Management-related charges represents less than one-third of the total charges.

Revenues – Second quarter 2009 revenues were $683 million compared with $690 million in the same period last year. Revenue growth from Customer Management and HR Management largely offset the expected decline in Information Management.

Operating Income (Loss) – Operating loss in the second quarter of 2009 was $71 million. Operating income would have been $50 million, excluding the HR Management-related charges, compared with operating income of $47 million in the same period last year.

Net Income (Loss) – Net loss in the second quarter of 2009 was $61 million, or $0.50 per diluted share. Net income would have been $35 million, or $0.28 per diluted share, excluding the HR Management-related charges, compared with net income of $41 million, or $0.32 per diluted share, in the same period a year ago.

Cash Flow – Second quarter 2009 cash flow from operating activities and free cash flow were $126 million and $103 million, respectively, compared with $17 million and negative $6 million in the same period a year ago. The strong free cash flow was largely due to a 6-day reduction in days sales outstanding from 66 days at the end of the prior quarter to 60 days. Cash balance increased to $336 million at the end of the second quarter, after repurchasing $55 million of Senior Notes during the quarter, compared with $278 million at the end of the 2009 first quarter. In addition, Convergys established a new $125 million accounts receivable securitization facility which remains undrawn.

Customer Management – Second quarter 2009 Customer Management revenues increased 5 percent to $495 million, including $39 million from Intervoice [R], compared with $469 million in the same period last year. Operating income nearly doubled to $37 million compared with $19 million in the same period last year, largely driven by effective workforce management and disciplined cost management. Operating margin increased 340 basis points to 7.5 percent compared with 4.1 percent in the same period last year. Second quarter 2009 results include approximately $4 million of benefit due to the strengthened US dollar compared with the same period last year.

Information Management – Information Management revenues in the 2009 second quarter were $115 million compared with $161 million in the same period last year, due to expected client migrations in North America and international project completions. Operating income was $17 million compared with $38 million in the same period last year primarily due to the revenue declines. Operating margin was 14.8 percent in the 2009 second quarter, compared with 23.5 percent in the same period last year.

HR Management – Second quarter 2009 HR Management revenues were $73 million compared with $59 million in the same period last year. This reflects revenue growth from early-stage live operations of the two large contracts discussed above. The operating loss was $119 million. Operating income would have been $2 million, excluding the charges discussed above, compared to a loss of $4 million in the same period last year.

Business Outlook

For the full year 2009, Convergys currently expects:

•	Revenue growth in HR Management, flat revenue in Customer Management, and revenue declines in Information Management.

•

Convergys is working with two clients to restructure HR Management implementation contracts. However, as Convergys is in the negotiating process, it is not possible to estimate the timing or the amount of potential impact these contract restructurings could have on 2009 earnings. Given this uncertainty, Convergys is now providing full year 2009 earnings guidance on a non-GAAP basis, which excludes the impact of HR Management-related charges in 2009 ($9 million in the 2009 first quarter, $121 million in the 2009 second quarter, and potential future charges in the second half of 2009). Accordingly, this revised non-GAAP earnings guidance is not directly comparable to the 2009 GAAP earnings guidance previously provided. Future HR Management-related charges could be material to Convergys consolidated financial results and balance sheet. Excluding the HR Management-related charges in 2009, Convergys expects non-GAAP 2009 earnings of $1.00 to $1.10 per diluted share.

•

Convergys expects 2009 free cash flow of $160 million to $200 million. In addition, Convergys expects approximately $40 million cash flow from the cellular partnership that is not included in free cash flow. This revised outlook reflects the uncertainty regarding the timing of future HR Management-related implementation spending and revenues received.

Forward-Looking Statements Disclosure and “Safe Harbor” Note:

This news release contains forward-looking statements that reflect Convergys’ expectations as of July 30, 2009. Actual results of Convergys could differ materially from those discussed herein. For us, particular uncertainties that could adversely or positively affect our future results include: the behavior of financial markets including fluctuations in interest or exchange rates; continued volatility and further deterioration of the capital markets; the impact of regulation and regulatory, investigative, and legal actions; strategic actions, including acquisitions and dispositions; future integration of acquired businesses; future financial performance of major industries which we serve; the loss of a significant client or significant business from a client; difficulties in completing a contract or implementing its provisions; and numerous other matters of national, regional, and global scale including those of the political, economic, business, and competitive nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. Please refer to Convergys’ most recent news releases and filings with the SEC for additional information including risk factors. We do not undertake to update our forward-looking statements as a result of new information or future events or developments.

Non-GAAP Financial Measures:

This news release contains non-GAAP financial measures as defined by the Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables.

Management uses free cash flow to assess the financial performance of the company. Convergys’ management believes that free cash flow is useful to investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations, such as investment in the company’s existing businesses. Further, free cash flow facilitates management’s ability to strengthen the company’s balance sheet, to repurchase the company’s stock and to repay the company’s debt obligations. Limitations associated with the use of free cash flow include that it does not represent the residual cash flow available for discretionary expenditures as it does not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions. Management compensates for these limitations by using both the non-GAAP measure, free cash flow, and the GAAP measure, cash from operating activities, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond the purposes described above.

Management uses operating income and earnings per share data excluding the implementation-related and asset impairment charges to assess the current operational performance of the business for the year and to have a basis to compare results to prior and future periods. The implementation-related and asset impairment charges are relevant in evaluating the overall performance of the business. Limitations associated with the use of the non-GAAP measure include that this measure does not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using both the non-GAAP measure, operating income and diluted earnings per share excluding the charges, and the GAAP measure operating income and diluted earnings per share, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond described above.

These non-GAAP measures should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures. The non-GAAP financial information that we provide may be different from that provided by our competitors or other companies.

Webcast Presentation:

Convergys will hold its Second Quarter Financial Results webcast presentation at 10:00 A.M., Eastern Daylight Time, Thursday, July 30, 2009. It will feature President and CEO David F. Dougherty and Earl C. Shanks, CFO. The webcast presentation will take place live and will then be available for replay via the following link — http://investor.shareholder.com/convergys/eventdetail.cfm?eventid=70756 The replay will be available through August 31, 2009.

About Convergys

Convergys Corporation (NYSE: CVG) is a global leader in relationship management. We provide solutions that drive more value from the relationships our clients have with their customers and employees. Convergys turns these everyday interactions into a source of profit and strategic advantage for our clients.

For more than 30 years, our unique combination of domain expertise, operational excellence, and innovative technologies has delivered process improvement and actionable business insight to clients that now span more than 70 countries and 35 languages.

Convergys is a member of the S&P 500 and has been voted a Fortune Most Admired Company for nine consecutive years. We have approximately 75,000 employees in 86 customer contact centers and other facilities in the United States, Canada, Latin America, Europe, the Middle East, and Asia, and our global headquarters in Cincinnati, Ohio. For more information, visit www.convergys.com

(Convergys, Intervoice, and the Convergys logo are registered trademarks of Convergys Corporation.)

To receive Convergys news releases by email, click HERE.

Contacts:

David Stein, Investor Relations

+1 513 723 7768 or investor@convergys.com

John Pratt, Corporate Communications

+1 513 723 3333 or john.pratt@convergys.com

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Convergys Corporation

Consolidated Statements of Income

(Unaudited)

	For the Three Months Ended Jun. 30,		% Change	For the Six Months Ended Jun. 30,		% Change
(In millions except per share amounts)	2009	2008		2009	2008

Revenues	$682.7	$689.5	(1)	$1,377.4	$1,405.9	(2)

Costs and Expenses:
Cost of Providing Services and Products Sold	505.9	459.6	10	948.9	931.6	2
Selling, General and Administrative	161.6	139.7	16	321.8	289.9	11
Research and Development Costs	20.3	11.7	74	39.5	22.3	77
Depreciation	30.5	29.1	5	60.8	57.8	5
Amortization	3.0	2.0	50	6.2	3.9	59
Restructuring Charges	0.0	0.0	NA	0.0	14.1	(100)
Asset Impairment	32.5	0.0	NA	32.5	0.0	NA

Total Costs and Expenses	753.8	642.1	17	1,409.7	1,319.6	7

Operating Income (Loss)	(71.1)	47.4	NA	(32.3)	86.3	NA

Equity in Earnings of Cellular Partnerships	10.8	11.3	(4)	21.5	18.1	19
Other Income, net	(4.4)	(0.8)	NA	(9.8)	(1.9)	NA
Interest Expense	(6.9)	(4.0)	73	(13.7)	(7.8)	76

Income (Loss) Before Income Taxes	(71.6)	53.9	NA	(34.3)	94.7	NA

Income Tax Expense (Benefit)	(10.7)	13.4	NA	(1.4)	18.3	NA

Net Income (Loss)	$(60.9)	$40.5	NA	$(32.9)	$76.4	NA

Earnings (Loss) Per Common Share
Basic	$(0.50)	$0.33	NA	$(0.27)	$0.61	NA

Diluted	$(0.50)	$0.32	NA	$(0.27)	$0.60	NA

Weighted Average Common Shares Outstanding
Basic	122.8	123.0		122.6	125.0
Diluted	122.8	125.3		122.6	127.2

Market Price Per Share
High	$10.58	$16.75		$10.58	$16.75
Low	$8.38	$14.62		$5.56	$13.66
Close	$9.28	$14.86		$9.28	$14.86

Convergys Corporation

Consolidated Balance Sheets

(In millions)	(Unaudited) Jun. 30, 2009	Dec. 31, 2008

Assets

Cash and Cash Equivalents	$336.0	$240.0
Receivables - Net	452.8	523.8
Other Current Assets	190.3	214.2
Property and Equipment - Net	405.4	420.9
Other Assets	1,462.0	1,442.5

Total Assets	$2,846.5	$2,841.4

Liabilities and Shareholders’ Equity

Debt Maturing in One Year	$200.7	$259.5
Other Current Liabilities	527.7	538.7
Other Liabilities	538.2	486.7
Long-Term Debt	407.1	406.4
Common Shareholders’ Equity	1,172.8	1,150.1

Total Liabilities and Shareholders’ Equity	$2,846.5	$2,841.4

Convergys Corporation

Summarized Statement of Cash Flow

(Unaudited)

	For the Three Months Ended Jun. 30,				For the Six Months Ended Jun. 30,
(In millions)	2009		2008		2009		2008

Cash provided by operating activities	$125.8		$16.6		$181.6		$42.1

Cash used in investing activities	(11.4	) (a)	(26.4	) (a)	(27.3	) (b)	(37.4	) (b)

Cash used in financing activities	(55.9)		(15.3)		(58.2)		(70.1)

Net increase (decrease) in cash	$58.5		($25.1)		$96.1		($65.4)

(a)	Includes $22.5 and $22.5 of capital expenditures, net, for the three months ended Jun. 30, 2009 and 2008, respectively.
(b)	Includes $45.3 and $41.4 of capital expenditures, net, for the six months ended Jun. 30, 2009 and 2008, respectively.

Convergys Corporation

Segment Revenues and Operating Income

(Unaudited)

	For the Three Months Ended Jun. 30,		% Change	For the Six Months Ended Jun. 30,		% Change
(In millions)	2009	2008		2009	2008

Revenues:
Customer Management	$494.6	$469.0	5	$1,011.5	$945.0	7
Information Management	115.1	161.1	(29)	222.7	324.3	(31)
HR Management	73.0	59.4	23	143.2	136.6	5

Total	$682.7	$689.5	(1)	$1,377.4	$1,405.9	(2)

Operating Income (Loss):
Customer Management	$36.9	$19.4	90	$77.2	$41.3	87
Information Management	17.0	37.9	(55)	29.5	67.4	(56)
HR Management	(119.4)	(4.2)	NA	(128.9)	(9.1)	NA
Corporate and Other	(5.6)	(5.7)	(2)	(10.1)	(13.3)	(24)

Total	$(71.1)	$47.4	NA	$(32.3)	$86.3	NA

CONVERGYS CORPORATION

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow

(Unaudited)

	For the Three Months Ended Jun. 30,		For the Six Months Ended Jun. 30,
(In millions)	2009	2008	2009	2008

Cash provided by operating activities	$125.8	$16.6	$181.6	$42.1

Capital expenditures, net	(22.5)	(22.5)	(45.3)	(41.4)

Free cash flow (a non-GAAP measure)	$103.3	$(5.9)	$136.3	$0.7

Free cash flow – Management uses free cash flow to assess the financial performance of the Company. Convergys’ Management believes that free cash flow is useful to investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations, such as investment in the Company’s existing businesses. Further, free cash flow facilitates Management’s ability to strengthen the Company’s balance sheet, to repurchase the Company’s common shares and to repay the Company’s debt obligations. Limitations associated with the use of free cash flow include that it does not represent the residual cash flow available for discretionary expenditures as it does not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions. Management compensates for these limitations by using both the non-GAAP measure, free cash flow, and the GAAP measure, cash from operating activities, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond the purposes described above. This non-GAAP measure should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

Convergys Corporation

Reconciliation of GAAP EPS to Non-GAAP EPS

(In Millions Except Per Share Amounts)

	Consolidated Operating Income (Loss)	Income (Loss) Before Tax	Income Tax (Expense)/ Benefit	Net Income (Loss)	Diluted EPS
Second Quarter 2009

Results as reported under U.S. GAAP	$(71.1)	$(71.6)	$10.7	$(60.9)	$(0.50)

Less:
Implementation-related and asset impairment charges	(121.0)	(121.0)	25.2	(95.8)	(0.78)

Adjusted results (a non-GAAP measure)	49.9	49.4	$(14.5)	34.9	0.28

Year to Date 2009

Results as reported under U.S. GAAP	$(32.3)	$(34.3)	$1.4	$(32.9)	$(0.27)

Less:
Implementation-related and asset impairment charges	(129.6)	(129.6)	28.4	(101.2)	(0.82)

Adjusted results (a non-GAAP measure)	97.3	95.3	(27.0)	68.3	0.55

Second Quarter 2008

Results as reported under U.S. GAAP	$47.4	$53.9	$(13.4)	$40.5	$0.32

Less:
Restructuring Charges	—	—	—	—	—

Adjusted results (a non-GAAP measure)	$47.4	$53.9	$(13.4)	$40.5	$0.32

Year to Date 2008

Results as reported under U.S. GAAP	$86.3	$94.7	$(18.3)	$76.4	$0.60

Less:
Restructuring charges	(14.1)	(14.1)	4.5	(9.6)	(0.08)

Adjusted results (a non-GAAP measure)	$100.4	$108.8	$(22.8)	$86.0	$0.68

In the second quarter of 2009, the Company recorded implementation-related and asset impairment charges associated with two HR Management contracts, of which (a) $88 recorded within the cost of providing services and products sold caption, related to excess implementation costs that were expensed rather than capitalized in accordance with the Company’s accounting policy and anticipated costs to restructure a contract and (b) $33 for impairment of previously deferred costs related to contracts the Company anticipates restructuring. First quarter 2009 results include $9 recorded within the cost of providing services and products sold caption, related to excess implementation costs that were expensed rather than capitalized in accordance with the Company’s accounting policy. The Company uses operating income and earnings per share data excluding the implementation-related and asset impairment charges to assess the current operational performance of the business for the year and to have a basis to compare results to prior and future periods. The implementation-related and asset impairment charges are relevant in evaluating the overall performance of the business. Limitations associated with the use of the non-GAAP measure include that this measure does not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using both the non-GAAP measure, operating income and diluted earnings per share excluding the charges, and the GAAP measure operating income and diluted earnings per share, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond described above.

Convergys Corporation

Reconciliation of HR Management GAAP Operating Income to Non-GAAP Operating Income

(In Millions Except Per Share Amounts)

HR Management Operating Income (Loss)
Second Quarter 2009

Results as reported under U.S. GAAP	$(119.4)

Less:
Implementation-related and asset impairment charges	(121.0)

Adjusted results (a non-GAAP measure)	1.6

Year to Date 2009

Results as reported under U.S. GAAP	$(128.9)

Less:
Implementation-related and asset impairment charges	(129.6)

Adjusted results (a non-GAAP measure)	0.7

Second Quarter 2008

Results as reported under U.S. GAAP	$(4.2)

Less:
Restructuring Charges	—

Adjusted results (a non-GAAP measure)	(4.2)

Year to Date 2008

Results as reported under U.S. GAAP	$(9.1)

Less:
Restructuring charges	(1.8)

Adjusted results (a non-GAAP measure)	(7.3)

In the second quarter of 2009, the Company recorded implementation-related and asset impairment charges associated with two HR Management contracts, of which (a) $88 recorded within the cost of providing services and products sold caption, related to excess implementation costs that were expensed rather than capitalized in accordance with the Company’s accounting policy and anticipated costs to restructure a contract and (b) $33 for impairment of previously deferred costs related to contracts the Company anticipates restructuring. First quarter 2009 results include $9 recorded within the cost of providing services and products sold caption, related to excess implementation costs that were expensed rather than capitalized in accordance with the Company’s accounting policy. The Company uses operating income and earnings per share data excluding the implementation-related and asset impairment charges to assess the current operational performance of the business for the year and to have a basis to compare results to prior and future periods. The implementation-related and asset impairment charges are relevant in evaluating the overall performance of the business. Limitations associated with the use of the non-GAAP measure include that this measure does not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using both the non-GAAP measure, operating income and diluted earnings per share excluding the charges, and the GAAP measure operating income and diluted earnings per share, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond described above.